Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (Form S-3, No. 333-216802) of Northwest Pipe Company of our report dated March 9, 2017, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Northwest Pipe Company, which report appears in the Annual Report on Form 10-K of Northwest Pipe Company for the year ended December 31, 2016, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
August 18, 2017